FOR IMMEDIATE RELEASE

NOVELOS THERAPEUTICS COMPLETES WARRANT TENDER

NEWTON, Mass., August 24, 2009 – Novelos Therapeutics, Inc. (OTCBB: NVLT), a biopharmaceutical company focused on the development of therapeutics to treat cancer and hepatitis, today announced that Novelos issued approximately 2,100,000 shares of its Common Stock to certain holders of warrants to purchase approximately 6,900,000 shares of Novelos Common Stock.  The warrants, issued in March 2006 in connection with a private placement of Novelos Common Stock and expiring on March 7, 2011, were exercisable at a price of $1.82 per share of Common Stock.  Novelos effected the exchange pursuant to an exchange agreement with each warrant holder who agreed not to transfer or dispose of the shares of Common Stock acquired until February 18, 2010.  Immediately following the exchange, warrants to purchase an aggregate of approximately 5,400,000 shares of Common Stock at $1.82 remained outstanding.

“We are pleased to have completed this warrant exchange,” said Joanne Protano, Chief Financial Officer of Novelos.  “In increasing the number of outstanding shares of our Common Stock from 47,200,000 to 49,300,000, we, at the same time, reduced the number of outstanding shares, on a fully diluted basis, by about 4,800,000 to about 142,200,000.  We eliminated a portion of the market overhang and increased the number of authorized shares available for use in funding the remainder of our pivotal 900-patient Phase 3 trial of NOV-002 for treatment of non-small cell lung cancer.  We expect the trial to conclude in early 2010.”

The Common Stock issued to warrant holders was not registered under the Securities Act of 1933, as amended, or under any state securities law.

About Novelos Therapeutics, Inc.
Novelos Therapeutics, Inc. is a biopharmaceutical company commercializing oxidized glutathione-based compounds for the treatment of cancer and hepatitis.  NOV-002, the lead compound currently in Phase 3 development for lung cancer under SPA and Fast Track, acts together with chemotherapy as a chemopotentiator and a chemoprotectant.  NOV-002 is also in Phase 2 development for early-stage breast cancer and chemotherapy-resistant ovarian cancer.  Novelos has a partnership with Mundipharma to develop and commercialize NOV-002 in Europe and Japan.  Novelos’ second compound, NOV-205, acts as a hepatoprotective agent with immunomodulating and anti-inflammatory properties.  NOV-205 is in Phase 1b development for chronic hepatitis C non-responders.  Both compounds have been partnered with Lee’s Pharm in China.  For additional information about Novelos please visit www.novelos.com

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COMPANY	INVESTOR RELATIONS
Harry S. Palmin, President and CEO	Stephen Lichaw
Ph: 617-244-1616 x11	Ph: 201-240-3200
Email: hpalmin@novelos.com	Email: slichaw@novelos.com
Novelos Therapeutics, Inc.
One Gateway Center, Suite 504
Newton, MA 02458

This news release contains forward-looking statements.  Such statements are valid only as of today, and we disclaim any obligation to update this information.  These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our  pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.